UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 8, 2010 (January 7, 2010)

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 7, 2010, Solta Medical, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”), by and among the Company and the Purchasers (as defined therein), pursuant to which the Company will issue 8,529,704 shares of its common stock (the “Shares”) and warrants to purchase up to 4,264,852 additional shares of its common stock (the “Warrants”) in a private placement (the “Placement”). The Shares and Warrants will be sold in units consisting of one share of common stock and a warrant to purchase one-half of a share of common stock for an aggregate purchase price of $2.02 per unit, which is equal to the closing price of the Company’s common stock on the NASDAQ Global Market on January 6, 2010. The Company will receive aggregate gross proceeds of approximately $17.2 million from the Placement. The Warrants will be exercisable at an exercise price equal to $2.121 per share, which represents a 5% premium over the closing price of the Company’s common stock on the NASDAQ Global Market on January 6, 2010. The Warrants are exercisable commencing on the six-month anniversary of the closing and will expire five and a half years from the date of issuance. The closing of the Placement is expected to occur within one week, subject to standard closing conditions.

Morgan Keegan & Company, Inc. served as the sole placement agent for the Placement and FTN Equity Capital Markets Corporation acted as a financial advisor for the Placement. Each will receive a fee in connection with the Placement.

Pursuant to a Registration Rights Agreement to be entered into by and among the Company and the Purchasers in connection with the Agreement (the “Registration Rights Agreement”), the Company will agree to prepare and file a registration statement covering the resale of the Shares and the shares of common stock underlying the Warrants issued and issuable to the Purchasers as promptly as possible, but in any event within thirty (30) days following the Closing Date (as defined in the Agreement), and to use reasonable best efforts to have such registration statement be declared effective within ninety (90) days following the Closing Date.

The foregoing is not a complete summary of the terms of the offering, Agreement, Registration Rights Agreement or Warrants described in this Item 1.01, and reference is made to the complete text of the form of Agreement, form of Registration Rights Agreement and the form of Warrant attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, which are incorporated by reference into this Item 1.01. On January 8, 2010, the Company issued a press release announcing the Placement, a copy of which is attached hereto as Exhibit 99.1 (the “Press Release”) and is incorporated by reference herein.

Item 2.02.	Results of Operations and Financial Condition.

In the Press Release, the Company also announced certain preliminary financial results for the fourth quarter and year ended December 31, 2009.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 3.02.	Unregistered Sales of Equity Securities.

The information pertaining to the issuance of the Shares and Warrants pursuant to the Agreement in Item 1.01 is incorporated herein by reference in its entirety. Upon issuance, the Shares and Warrants will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue the Shares and Warrants in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Registration Rights Agreement.

4.2	Form of Warrant to purchase common stock.

10.1	Form of Securities Purchase Agreement dated as of January 7, 2010.

99.1	Press Release of Solta Medical, Inc. dated as of January 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: January 8, 2010	By:	/S/ JOHN F. GLENN
John F. Glenn
Chief Financial Officer